SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          PANGEA PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)
                                    Colorado
         (State or other jurisdiction of incorporation or organization)
                                   76-0635938
                      (I.R.S. Employer Identification No.)
                  5850 San Felipe, Suite 500, Houston, TX 77057
           (Address of principal executive offices, including zip code)
                          2003 EQUITY COMPENSATION PLAN
                            (Full title of the plans)
                             Charles B. Pollock, CEO
                          Pangea Petroleum Corporation
                  5850 San Felipe, Suite 500, Houston, TX 77057
            (Name, address, including zip code, of agent for service)
                                  713-706-6350
           Telephone number, including area code, of agent for service

                        CALCULATION OF REGISTRATION FEE

                              Proposed     Proposed
Title of                       Maximum     Maximum
Securities         Amount     Offering    Aggregate     Amount of
to be              to be      Price Per    Offering   Registration
Registered       Registered     Share       Price          Fee
Common Stock     10,000,000  $  0.018(1)  $  180,000  $     239.18
$.001 par value

(1)This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457 under the Securities Act of 1933 and is calculated on the basis of the average of the bid and asked price of the common stock as of November 13, 2003.


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
                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are hereby incorporated herein by reference:

1. The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.

2.   The Company's Annual Report on Form 10KSB for the year ended December 31,
2002.

3. All reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, since the end of the fiscal year ended December 31, 2002.

4. The description of the Common Stock contained in the Company's registration statement filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities covered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM  4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM  5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM  6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Certificate of Incorporation and By-laws of the Company provide that the Company shall indemnify to the fullest permitted by Colorado law any person whom it may indemnify there under, including directors, officers, employees and agents of the Company. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct i.e., such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, the Certificate of Incorporation provides for the elimination, to the extent permitted by Colorado law, of personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities


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
Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

Item 8.  Exhibits.


Number            Description
10.1    2003 Equity Compensation Plan
 5.1    Opinion of Axelrod, Smith and Kirshbaum
23.1    Consent of Axelrod, Smith and Kirshbaum
23.2    Consent of Ham, Langston & Brezina, L.L.P.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 14h day of November 2003.

                          PANGEA PETROLEUM CORPORATION

            By /s/ Charles B. Pollock, CEO and Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Signature          Title                                        Date

/s/Charles B. Pollock. CEO, Principal Accounting Officer
   and Chairman of the Board                              November 14, 2003
   -----------------------------------------------------
   Charles B. Pollock. CEO, Principal Accounting
   Officer and Chairman of the Board

/s/ Mark F. Weller, President and Director                November 14, 2003
    ----------------------------------------------------
    Mark F. Weller, President and Director

/s/ Scott Duncan, Chief Financial Officer                 November 14, 2003
   -----------------------------------------------------
     Scott Duncan, Chief Financial Officer

/s/  Edward R. Skaggs, Director                           November 14, 2003
   -----------------------------------------------------
     Edward R. Skaggs, Director


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